FORM OF PROMISSORY NOTE

                                DIVERSIFAX, INC.

                                 PROMISSORY NOTE

            NO. ___               $____________                     ______, 2007

FOR VALUE RECEIVED, the undersigned, Diversifax, Inc., a Delaware corporation (the "Maker"), hereby promises to pay to the order of ___________________(the "Payee"), the principal amount of _________________, all in accordance with the provisions of this promissory note.

1. Payment of Principal. The full amount of the principal of this promissory note shall be due and payable on __________________ (the "Maturity Date").

2. No Interest. Under no circumstances shall interest accrue or be charged on the unpaid principal balance of this promissory note.

3. Method of Payment. Payments hereunder shall be in lawful money of the United States and shall be made to Payee at the following address or at such other place as Payee may designate to Maker in writing: c/o
____________________________________________________.

4. Prepayment. This promissory note may be prepaid in whole or in part at any time without penalty or premium by payment of all or any part of the outstanding principal amount.

5. Unconditional Payment Obligation. No provision of this promissory note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of this promissory note at the time and place and in the currency herein prescribed.

6. Events of Default. If any of the following events ("Events of Default") shall occur, Payee may, by notice to Maker, declare this promissory note and all amounts payable hereunder to be due and payable, whereupon the same shall become immediately due and payable:

(a) Maker shall become insolvent or admit in writing its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors;

(b) Any proceedings shall be instituted by or against Maker seeking either (i) an order for relief with respect to, or reorganization, arrangement, adjustment or composition of, its debts under the United States Bankruptcy Code or under any other law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or (ii) appointment of a trustee, receiver or similar official for Maker or for any substantial part of its property;

(c) Maker's failure to conduct business in the ordinary course, dissolution or termination of existence; or

(d) Maker's failure after the Maturity Date to repay the amounts due hereunder within ten (10) days of receiving written notice from Payee that such amounts are due and payable.

7. Waiver of Notice. Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this promissory note, and assents to extension of the time of payment or forbearance or other indulgence without notice.

8. Governing Law. This promissory note shall be construed in accordance with the laws of the State of New York, without regard to its conflicts of laws rules.

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9. Notices. All notices, requests, demands and other communications with respect to this promissory note shall be given in person or forwarded by first class United States mail, postage prepaid, registered or certified mail, with return receipt requested, addressed to the party's address. Any notice, request, demand or communication shall be deemed validly given and received upon delivery if given in person, and on the 5th business day after deposit in the United States mail if given by mail as provided for in the preceding sentence.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note effective as of February 5, 2007.

                                                   DIVERSIFAX, INC.


                                                   By:
                                                       -------------------------
                                                   Ming Yang
                                                   Chief Executive Officer